RESEARCH FRONTIERS’ SPD-SMARTGLASS MAKES
BMW’S NEWEST CONCEPT ACTIVE TOURER “COOL”

Panoramic SPD-SmartGlass roof to debut on the BMW Concept Active Tourer at the upcoming Paris Motor Show.

Munich, Germany and Woodbury, New York: September 14, 2012 – BMW announced today the debut in two weeks at the upcoming Paris Motor Show of the new BMW Concept Active Tourer. This vehicle’s entire composite glass roof uses patented SPD-SmartGlass technology from Research Frontiers Inc. (Nasdaq: REFR).

SPD-Smart technology is a film-based light-control technology that allows you to instantly change the tint of glass or plastic from clear to dark or anything in between. This can be done automatically or at the touch of a button. SPD-Smart technology also blocks over 99% of harmful UV radiation and allows users to control the heat, light and glare entering vehicles, aircraft, buildings and boats.

The “Cool Shade” panoramic roof feature using SPD-SmartGlass technology was noted, along with the vehicle’s other innovative features, in BMW’s official press release today:

"Cool Shade" panorama roof: changes spatial feel and temperature at the press of a button.

An innovative panorama sunroof creates a unique ambience, extending across the entire roof surface of the BMW Concept Active Tourer. The composite glass roof with innovative Suspended Particle Device (SPD) technology means that the desired brightness or temperature effect can be created at the press of an electric button - either being darkened to the level of powerful sunglasses or raised to crystal clear brightness. Occupants can achieve a special lighting effect by manually adding a large-area leaf structure design to the glass roof. Electrical impulses cause the molecular structure of the glass to change at continuously varying levels between light and dark according to preference. The play of light and shadow thus created highlights the sense of space, thereby generating a pleasantly atmospheric lighting effect on all seats.

Joseph M. Harary, President and CEO of Research Frontiers, invited the automotive industry to join him and BMW at the Paris Motor Show to experience the many design, engineering and energy-saving benefits of SPD-SmartGlass, and noted: “Over the past year, automakers representing 78% of the world’s volume production of premium cars have either introduced concept vehicles or serial production vehicles using our SPD-SmartGlass technology. Every day, thousands of people press a button and control our SPD-SmartGlass, making it the highest-performing and best-selling smart glass in the world. The BMW Concept Active Tourer gives BMW customers a sneak peak at some of the innovative features that they can expect from driving a BMW.”

About Research Frontiers Inc.

Research Frontiers has invested over $86 million to develop SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Research Frontiers holds approximately 300 patents on SPD-Smart technology worldwide.

About The BMW Group

The BMW Group is one of the most successful manufacturers of automobiles and motorcycles in the world with its BMW, MINI, Husqvarna Motorcycles and Rolls-Royce brands. As a global company, the BMW Group operates 29 production and assembly facilities in 14 countries and has a global sales network in more than 140 countries.

In 2011, the BMW Group sold about 1.67 million cars and more than 113,000 motorcycles worldwide. The profit before tax for the financial year 2011 was euro 7.38 billion on revenues amounting to euro 68.82 billion. At 31 December 2011, the BMW Group had a workforce of approximately 100,000 employees.

The success of the BMW Group has always been built on long-term thinking and responsible action. The company has therefore established ecological and social sustainability throughout the value chain, comprehensive product responsibility and a clear commitment to conserving resources as an integral part of its strategy. As a result of its efforts, the BMW Group has been ranked industry leader in the Dow Jones Sustainability Indexes for the last seven years.

www.bmwgroup.com
Facebook: http://www.facebook.com/BMWGroup
Twitter: http://twitter.com/BMWGroup
YouTube: http://www.youtube.com/BMWGroupview

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries, to arrange a presentation, or to visit the Research Frontiers Design Center, contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902